Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of QMMM Holdings Limited on Form F-3 of our report dated January 27, 2025, with respect to our audit of the consolidated financial statements of QMMM Holdings Limited as of September 30, 2024 and for the year ended September 30, 2024, appearing in the Prospectus of QMMM Holdings Limited filed pursuant to Rule 424(b) under the Securities Act. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

We were dismissed as auditors on July 29, 2025 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

San Mateo, California	WWC, P.C.
September 5, 2025	Certified Public Accountants
PCAOB ID: 1171